Ex 99.1 Hartman INCOME REIT	2909 Hillcroft # 420 Houston, Texas 77057 www.hi-reit.com

Press Release

     Hartman INCOME REIT adds to Dallas Office Portfolio

  Hartman Income REIT, Inc., a Houston based Real Estate Investment Trust, announced today that Hartman Short Term Properties XX, Inc. an affiliate, has purchased Bent Tree Green from Behringer Harvard Bent Tree LP, an affiliate of Behringer Harvard Opportunity REIT I Inc.

“We are excited about making this investment along the Dallas North Tollway.  The quality of this acquisition enhances our portfolio and provides our newest fund with substantial upside potential,” said Dave Wheeler, EVP of Acquisitions and Finance.

  Bent Tree green –a 139,609 sq. ft. three (3) story office building located in the highly desirable Lower Tollway Corridor along the Dallas Toll Road.  The

Dallas Toll road is a major north/south thoroughfare that provides exceptional visibility to approximately 168,000 commuters daily.

Lead tenants at Bent Tree Green include Purdy-McGuire, Inc., a consulting engineering firm that offers a complete range of MEP engineering services, Dental One Partners, one of the nation’s largest and most progressive dental service providers, and Behringer Harvard REIT I, Inc., a private national REIT that operates 57 commercial properties.

  Bent Tree Green was originally constructed in 1983, but received comprehensive renovations and upgrades during the last five years to enhance building visibility and modernize the interior.  Renovations include a new and redesigned entry plaza, updated lobby, distinctive atriums featuring an array of interior plants with water features, and new cooling towers.  Bent Tree Green was awarded the prestigious Energy Star designation in 2011 for its exceptional operating efficiencies and cost control that directly contributes to an owner’s bottom line.
  Hartman’s business plan is to stabilize the building at submarket rates.  Garr Carr and Eric Mackey of CB Richard Ellis represented the seller, Behringer Harvard Bent Tree LP.  Dave Wheeler, Julian Kwok, CCIM and Matt Blasi represented the buyer, Hartman Short Term Properties XX, Inc.

                  Hartman Income REIT’s existing Portfolio

Hartman Income REIT, headquartered in Houston, Texas, is a $348,000,000 Real Estate Investment Trust which owns and/or manages 37 properties with 4,790,000 square feet of office, industrial and retail space. Our properties are located in Houston, Dallas and San Antonio, Texas. For more information, please contact Dave Wheeler, at 214-432-3706.